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Exhibit 2

List of Directors and Executive Officers

Name	Title
Susan L. Segal	Chairman of the Board
Douglas M. Karp	Director
Frederick R. Wilson	Director
Jose Manuel Tost	President
Ana Maria Lozano-Stickley	Chief Financial Officer
Michael Hartman	General Counsel and Secretary

The business address and telephone number for the above individuals is as follows:

StarMedia Network, Inc.
999 Brickell Avenue
Suite #900
Miami, FL 33131
(305) 938-3000

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List of Directors and Executive Officers